Exhibit 99.1

United Rentals Names Kim Harris Jones to Board of Directors

STAMFORD, Conn. – September 4, 2018 – United Rentals. Inc. (NYSE: URI) today announced that Kim Harris Jones has joined the board of directors, effective September 1, 2018. Her appointment expands the composition of the board to 12 members, of which 11 are independent directors. She will serve on the audit committee.

Ms. Harris Jones served as senior vice president and corporate controller of Mondelēz International, Inc., the global publicly traded snacking foods business, from 2012 until 2015. Previously, she served as senior vice president and corporate controller of Kraft Foods from 2009 to 2012. Prior to Kraft, she held numerous leadership roles during 17 years with Chrysler Group LLC, and earlier with General Motors Company. Ms. Harris Jones holds an MBA in finance and a bachelor’s degree in accounting from the University of Michigan and is a CPA.

Jenne BriteII, chairman of United Rentals, said. “We are delighted to welcome Kim to our board of directors. She brings decades of senior finance experience with multinational public companies and an extensive understanding of the industrial and consumer markets. Kim’s diverse insights will be a valuable addition to the board as we continue to work closely with the executive team to provide governance and strategic guidance.”

In addition to United Rentals, Ms. Harris Jones serves on the boards of TrueBlue, Inc. and the Ethiopian North American Health Professionals Association. She is a member of the finance committee of the Consortium for Graduate Study in Management and the Executive Leadership Council. Ms. Harris Jones has been named to the list of 100 Leading Women in the Auto Industry by Automotive News, as well as the list of 25 Women to Watch by CFO magazine, and as one of the 75 Most Powerful Women in Business by Black Enterprise Magazine.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 1,054 rental locations in North America and 11 in Europe. The company’s approximately 16,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,200 classes of equipment for rent with a total original cost of $12.4 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

United Rentals, Inc.

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com